Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

ASSURE HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title	Rule	Registered	Unit	Price (1)	Fee Rate	Fee (2)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (2)(3)	457(o)	—	—	$7,500,000	$0.00014760	$1,107.00
	Equity	Class A Warrants to purchase Common Stock (4)	457(g)	—	—	—	—	$0.00
	Equity	Class B Warrants to purchase Common Stock (4)	457(g)	—	—	—	—	$0.00

	Equity	Common Stock issuable upon exercise of Class A and Class B Warrants to purchase Common Stock (2)	457(o)	—	—	$15,000,000	$0.00014760	$2,214.00
	Equity	Prefunded Warrants to purchase Common Stock (3)(4)	457(g)	—	—	—	—	$0.00
	Equity	Common Stock issuable upon exercise of Prefunded Warrants (2)(3)	457(o)	—	—	—	—	$0.00
	Equity	Placement Agent Warrants to Purchase Common Stock (4)(5)	457(g)	—	—	—	—	$0.00
	Equity	Common Stock issuable upon exercise of Placement Agent Warrants (2)(6)	457(o)	—	—	$703,125	$0.00014760	$103.78
		Total Offering Amounts				$23,203,125	$0.00014760	$3,424.78
		Total Fees Previously Paid						$6,113.59
		Total Fee Offsets						—
		Net Fee Due						$0.00

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any prefunded warrants issued in the offering, and the proposed maximum aggregate offering price of the prefunded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and prefunded warrants (including the common stock issuable upon exercise of the prefunded warrants), if any, is $7,500,000.00.

(4)Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the common stock issuable upon exercise of such warrants.

(5)We have agreed to issue to the placement agent warrants to purchase shares of Common Stock representing up to 7.5% of the Common Stock (including the shares of Common Stock issuable upon exercise of the prefunded warrants) issued in the offering. The Placement Agent Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the Common Stock offered hereby.

(6)We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the Placement Agent Warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the combined public offering price per share of Common Stock and accompanying warrants.